Exhibit 99.1

CreXus Investment Corp. Reports GAAP EPS for the 2nd Quarter 2011 of $0.29 as Compared to $0.13 for the 2nd Quarter 2010

NEW YORK--(BUSINESS WIRE)--August 1, 2011--CreXus Investment Corp. (NYSE: CXS), today reported GAAP net income for the quarter ended June 30, 2011, of $22.1 million or $0.29 per average share as compared to $2.4 million or $0.13 per average share for the quarter ended June 30, 2010 and $4.6 million or $0.23 per average share for the quarter ended March 31, 2011.

During the quarter ended June 30, 2011, the Company sold commercial mortgage-backed securities (“CMBS”) with a carrying value of $200.8 million resulting in realized gains of $13.9 million. The Company did not sell CMBS during the quarters ended June 30, 2010 and March 31, 2011.

The Company declared common stock dividends for the quarter ended June 30, 2011, of $0.25 per share as compared to a dividend of $0.12 per share for the quarter ended June 30, 2010 and $0.23 per share for the quarter ended March 31, 2011. The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, non-taxable unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the quarter ended June 30, 2011, based on the June 30, 2011 closing price of $11.11, was 9.00%.

On a GAAP basis the Company provided an annualized return on average equity of 10.04% for the quarter ended June 30, 2011, as compared to 3.68% for the quarter ended June 30, 2010 and 6.80% for the quarter ended March 31, 2011.

As previously disclosed, the proceeds of the common stock sold by the Company at the end of the first quarter were used to acquire a portfolio of commercial real estate assets from Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance, Inc. This acquisition closed at the beginning of the second quarter.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the quarter’s results. “The second quarter was active and productive for CreXus. We deployed the proceeds of our stock offerings to acquire the Barclays portfolio and are actively managing those assets. We also entered into the exclusive strategic loan production alliance with Bedrock Capital. We immediately integrated the triple-net lease team of our investment manager, FIDAC, led by Gordon DuGan. These activities and others have served to not only expand the pipeline of opportunities available to us but also increase the resources to take advantage of those opportunities. We look forward to delivering the results of these and other efforts to our shareholders in the quarters and years ahead.”

At June 30, 2011, the weighted average yield on interest earning assets was 4.72% and the weighted average cost of funds on financing agreements was 0.20%. At June 30, 2010, the weighted average yield on interest earning assets was 6.74% and the weighted average cost of funds on secured financing agreements was 3.61%. At March 31, 2011, the weighted average yield on interest earning assets was 6.47% and the weighted average cost of funds on secured financing agreements was 3.60%. Leverage at June 30, 2011 was 0.1:1, compared to 0.7:1 and 0.2:1 at June 30, 2010 and March 31, 2011, respectively.

The following table summarizes investment portfolio information for the Company:

	Quarter ended June 30, 2011	Quarter ended June 30, 2010	Quarter ended March 31, 2011
	(dollars in thousands)
Investment portfolio at period-end	$ 928,860	$ 286,761	$ 623,570
Interest bearing liabilities at period-end	46,550	173,508	172,470
Leverage at period-end (Debt:Equity) (1)	0.1:1	0.7:1	0.2:1
Fixed-rate investments as percentage of portfolio	38%	100%	96%
Adjustable-rate investments as percentage of portfolio	62%	-	4%
Fixed-rate investments
Agency mortgage-backed securities (MBS) as percentage of fixed-rate assets	49%	-	34%
Commercial mortgage-backed securities as percentage of fixed-rate assets	-	76%	36%
Commercial mortgage loans as percentage of fixed-rate assets	46%	24%	26%
Commercial preferred equity as percentage of fixed-rate assets	5%	-	4%
Adjustable-rate investments
Commercial mortgage loans as percentage of adjustable-rate assets	100%	-	100%
Weighted average yield on interest earning assets at period-end	4.72%	6.74%	6.47%
Weighted average cost of funds at period-end	0.20%	3.61%	3.60%

(1) The quarter ended March 31, 2011 includes the capital raised in the Company's March stock offerings.

The following table summarizes characteristics for each asset class:

	Quarter ended June 30, 2011			Quarter ended June 30, 2010			Quarter ended March 31, 2011

	Commercial Loans	Preferred Equity	Agency MBS	CMBS	Commercial Loans	CMBS	Commercial Loans	Preferred Equity	Agency MBS
Weighted average cost basis	$ 82.1	$ 93.4	$ 104.8	$ 101.4	$ 100.0	$ 101.4	$ 95.5	$ 93.4	$ 104.8
Weighted average fair value	$ 82.1	$ 93.5	$ 106.2	$ 103.8	$ 100.0	$ 106.6	$ 95.7	$ 93.5	$ 104.8
Weighted average coupon	3.96%	10.09%	4.78%	5.40%	11.80%	5.37%	8.80%	10.09%	4.78%
Fixed-rate percentage of asset class	22%	100%	100%	100%	100%	100%	86%	100%	100%
Adjustable-rate percentage of asset class	78%	-	-	-	-	-	14%	-	-
Weighted average yield on assets at period-end	4.70%	10.88%	4.12%	5.13%	11.80%	5.06%	10.36%	12.54%	3.87%
Weighted average cost of funds at period-end	-	-	0.20%	3.61%	-	3.60%	-	-	-

At June 30, 2011, the Company’s commercial mortgage loan and preferred equity portfolio had no instruments 60 days or more delinquent. At June 30, 2010 and March 31, 2011, the Company’s commercial mortgage loan and preferred equity portfolio had no instruments 60 days or more delinquent. During the quarter ending June 30, 2011, the Company did not record any additional general loan loss provision as compared to loan loss provisions of $35,000 and $127,000 for the quarters ending June 30, 2010 and March 31, 2011, respectively.

The Company’s Agency residential mortgage-back (“RMBS”) security portfolio had a Constant Prepayment Rate of 7.3% during the quarter ended June 30, 2011. The weighted average cost basis of the Agency RMBS was 104.8 as of June 30, 2011 and March 31, 2011. The amortization of premiums on Agency RMBS for the quarter ending June 30, 2011 was $194,000 and there was no amortization recorded for the quarter ended March 31, 2011. The total premium remaining unamortized at June 30, 2011 was $9.4 million as compared to a total net premium remaining unamortized of $9.6 million March 31, 2011. The Company did not own Agency RMBS during quarter ended June 30, 2010.

General and administrative expenses, including the management fee, as a percentage of average total equity were 1.80%, 1.31% and 1.73% for the quarters ending June 30, 2011, June 30, 2010, March 31, 2011, respectively. At June 30, 2011, the Company had a common stock book value per share of $11.72 as compared to $14.47 and $11.84 at June 30, 2010 and March 31, 2011, respectively.

CreXus acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial and residential real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company.

The Company will hold the second quarter 2011 earnings conference call on Tuesday, August 2, 2011, at 1:00 p.m. EDT. The number to call is 1-877-317-6789 for domestic calls, 1-412-317-6789 for international calls and 1-866-605-3852 for Canadian calls. There is no pass code, please reference CreXus Investment Corp second quarter earnings. The replay number is 1-877-344-7529 for domestic calls and 1-412-317-0088 for international calls and the conference number is 10002633. The replay will be available at 2:00 p.m. EDT through August 5, 2011 at 9:00 a.m. EDT. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to integrate and manage newly acquired assets into our portfolio; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share and per share data)

	June 30, 2011	March 31, 2011	December 31, 2010 (1)	September 30, 2010	June 30, 2010
Assets:	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash and cash equivalents	$37,130	$30,579	$31,019	$53,475	$151,840
Commercial mortgage-backed securities, at fair value	-	224,427	224,112	228,509	219,522
Agency mortgage-backed securities, at fair value	210,031	210,434	-	-	-
Commercial mortgage loans, mezzanine loans and subordinated loans, net of allowance for loan losses ($331, $331, $224, $106 and $52)	697,617	167,497	167,671	144,811	67,237
Preferred equity, net allowance for loan losses ($38, $38, $18, $9 and $0 )	21,212	21,212	21,198	21,195	-
Accrued interest receivable	3,500	3,310	2,774	2,385	2,046
Receivable from related party, follow-on offering	-	57,500	-	-	-
Receivable from follow-on offering	-	543,375	-	-	-
Other assets	401	558	1,661	829	406
Total assets	$969,891	$1,258,892	$448,435	$451,204	$441,051

Liabilities:
Secured financing agreements	$-	$172,470	$172,837	$173,060	$173,508
Repurchase agreements	46,550	-	-	-	-
Accrued interest payable	19	311	290	273	460
Accounts payable for investment purchases	-	210,809	-	-	-
Accounts payable and other liabilities	2,838	4,653	2,637	2,780	2,432
Dividends payable	19,155	4,168	3,986	3,080	2,174
Investment management fees payable to affiliate	3,345	680	650	356	321
Total liabilities	71,907	393,091	180,400	179,549	178,895

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000
authorized, 76,620,112, 73,120,112, 18,120,112, 18,120,112, and 18,120,112 shares issued and outstanding	766	731	181	181	181
Additional paid-in-capital	890,741	853,196	257,014	257,006	257,006
Accumulated other comprehensive income	2,748	11,116	10,475	14,568	5,204
Accumulated earnings (deficit)	3,729	758	365	(100)	(235)
Total stockholders' equity	897,984	865,801	268,035	271,655	262,156
Total liabilities and stockholders' equity	$969,891	$1,258,892	$448,435	$451,204	$441,051

(1) Derived from the audited consolidated statements of financial condition at December 31, 2010.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in thousands, except share and per share data)

	For the Quarter ended June 30, 2011 (unaudited)	For the Quarter ended March 31, 2011 (unaudited)	For the Quarter ended December 31, 2010 (1)	For the Quarter ended September 30, 2010 (unaudited)	For the Quarter ended June 30, 2010 (unaudited)

Net interest income:
Interest income	$12,901	$7,381	$7,289	$5,708	$4,837
Interest expense	742	1,532	1,569	1,569	1,557
Net interest income	12,159	5,849	5,720	4,139	3,280

Realized gains on sales of investments	13,925	-	-	-	-

Other expenses:
Provision for loan losses	-	127	127	63	35
Management fee	3,345	680	650	356	321
General and administrative expenses	614	480	492	505	531
Total other expenses	3,959	1,287	1,269	924	887

Net income before income tax	22,125	4,562	4,451	3,215	2,393
Income tax	-	1	-	-	1
Net income	$22,125	$4,561	$4,451	$3,215	$2,392

Net income per share-basic and diluted	$0.29	$0.23	$0.25	$0.18	$0.13
Weighted average number of shares outstanding- basic and diluted	76,466,266	19,953,445	18,120,112	18,120,112	18,120,112

Comprehensive income:
Net income	$22,125	$4,561	$4,451	$3,215	$2,392
Other comprehensive income:
Unrealized gain (loss) on securities available-for-sale	5,557	641	(4,093)	9,364	4,471
Reclassification adjustment for realized gains included in net income	(13,925)	-	-	-	-
Total other comprehensive income (loss)	(8,368)	641	(4,093)	9,364	4,471
Comprehensive income	$13,757	$5,202	$358	$12,579	$6,863

(1) Derived from the audited consolidated statements of operations and comprehensive income as of December 31, 2010.

CONTACT:
Investor Relations
1-877-291-3453
www.crexusinvestment.com